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                                   EXHIBIT 21

                         SUBSIDIARIES OF THE REGISTRANT


Parent

Ramapo Financial Corporation

                                                 STATE OR OTHER
                                                 JURISDICTION OF    PERCENTAGE
SUBSIDIARIES(1)                                   INCORPORATION      OWNERSHIP
---------------                                   -------------      ---------
The Ramapo Bank(2)                                 New Jersey          100%
RFC High Ridge, Inc.                               New Jersey          100%
RFC Harmony Park, Inc.                             New Jersey          100%
RFC National, Inc.                                 New Jersey          100%
RFC Center Plaza, Inc.                             New Jersey          100%
RFC High Debi Hills, Inc.                          New Jersey          100%
RFC Jefferson, Inc.                                New Jersey          100%
RFC Deer Trail Development, Inc.                   New Jersey          100%
Ramapo Investment Corporation                      New Jersey          100%
Bancorps' International Trading Corporation(2)     New Jersey          33.3%

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(1)      Except for Bancorps' International Trading Corporation, which is accounted for using the equity method of accounting, the assets, liabilities and operations of the subsidiaries are included in the consolidated financial statements contained in Item 8 hereof. Unless otherwise indicated, all subsidiaries are subsidiaries of the Bank.

(2)      Subsidiary of the Corporation.



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